EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK, INC. ANNOUNCES AN INCREASE IN ITS QUARTERLY
DIVIDEND DOUBLING IT TO $0.08 PER SHARE FROM $0.04 PER SHARE

Company amends debt agreements to provide for greater dividend and stock buyback flexibility

DES PLAINES, IL, November 18, 2010 -- Schawk, Inc. -- (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, today reported that its board of directors has increased its quarterly cash dividend to $0.08 per share, from the prior quarterly dividend of $0.04 per share.  The dividend will be paid on December 30, 2010, to Schawk, Inc. Class A common stockholders of record as of December 13, 2010.  This will be the 134th consecutive quarterly dividend paid by Schawk, Inc. and its predecessor company.

Additionally, the Company announced that it has amended its debt agreements with its lenders to provide for greater flexibility with regard to dividends and other restricted payments, such as stock buybacks.  As a result, the Company has reinstituted its share repurchase program, which had been suspended in June 2009, that authorizes the Company to repurchase, at its discretion, up to 2 million shares of Company common stock per year subject to the restricted payment limitations of the Company’s amended debt agreements.  Share repurchases may occur from time-to-time through open market purchases, privately negotiated transactions and/or transactions structured through investment banking institutions as permitted by securities laws and other legal requirements.  Market conditions will influence the timing and the number of shares repurchased, if any.  The program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without notice.  Any shares repurchased will be funded using the Company’s existing cash balance and its revolving credit facility and will be held as treasury shares.

President and Chief Executive Officer David A. Schawk, commented, “Over the past several quarters Schawk has improved its operating results and has strengthened its balance sheet.  The increased dividend and the reinstatement of the share repurchase program reflect our confidence in the business and our belief in the long-term growth opportunities for the Company.”

The definitive amendments to the Company’s debt agreements will be included in a Current Report on Form 8-K expected to be filed by the Company with the Securities and Exchange Commission on or about November 18, 2010.

About Schawk, Inc.
Schawk, Inc. (NYSE: SGK), is a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of 40 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.